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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

AMENDMENT NO. 2

divine, inc.
(Exact name of registrant as specified in its charter)

Delaware	36-4301991
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
1301 North Elston Avenue, Chicago, Illinois	60622
(Address of principal executive offices)	(Zip Code)

    If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. / /

    If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. /x/

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

None
(Title of Class)

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to
be so registered
Rights to Purchase Series A Junior Participating Preferred Stock

Item 1.  Description of Registrant's Securities to Be Registered

    Effective August 15, 2001, divine, inc. (the "Company") amended the Rights Agreement dated as of February 12, 2001, between the Company and Computershare Investor Services, LLC, as Rights Agent, as Amended by Amendment No. 1 to the Rights Agreement, dated as of July 8, 2001 (as amended, the "Rights Agreement").

    Amendment No. 2 to the Rights Agreement (the "Amendment") amended the definition of "Acquiring Person" to provide that such term shall not include Open Market, Inc., a Delaware corporation, or its Affiliates or Associates, but only to the extent such person would become an Acquiring Person by virtue of the execution or performance by Open Market, Inc. or the other parties thereto of the Company Stockholder Agreements (as defined in the Agreement and Plan of Merger dated as of August 15, 2001 by and among the Company, Open Market, Inc., and DI1 Acquisition Company).

    A copy of the Amendment is being filed with the Securities and Exchange Commission as an Exhibit to this Amendment No. 2 to the Registration Statement on Form 8-A/A. A copy of the Rights Agreement, as amended, is available free of charge from the Company. This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is incorporated herein by reference.

Item 2.  Exhibits

    The following documents are filed as exhibits to this registration statement.

Exhibit Number	Exhibit Name
1	Rights Agreement, dated as of February 12, 2001, between the Registrant and Computershare Investor Services, LLC as Rights Agent, which includes as Exhibit B thereto the Form of Rights Certificate. *
2	Amendment No. 1 to Rights Agreement, dated as of July 8, 2001, between the Registrant and Computershare Investor Services, LLC as Rights Agent. *
3	Amendment No. 2 to Rights Agreement, dated as of August 15, 2001, between the Registrant and Computershare Investor Services, LLC as Rights Agent.

*
Filed previously.

Signature

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

August 20, 2001

divine, inc. (Registrant)
By:	/s/ MICHAEL P. CULLINANE
Its:	Executive Vice President, Chief Financial Officer, and Treasurer

Exhibit Index

Exhibit Number	Exhibit Name
1	Rights Agreement, dated as of February 12, 2001, between the Registrant and Computershare Investor Services, LLC as Rights Agent, which includes as Exhibit B thereto the Form of Rights Certificate. *
2	Amendment No. 1 to Rights Agreement, dated as of July 8, 2001, between the Registrant and Computershare Investor Services, LLC as Rights Agent. *
3	Amendment No. 2 to Rights Agreement, dated as of August 15, 2001, between the Registrant and Computershare Investor Services, LLC as Rights Agent.

*
Filed previously.

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  Item 1. Description of Registrant's Securities to Be Registered
  Item 2. Exhibits
Signature
Exhibit Index